Exhibit 4.1

XYRATEX LTD

and

COMPUTERSHARE TRUST COMPANY, N.A.

as Rights Agent

AMENDMENT

TO

RIGHTS AGREEMENT

Effective as of December 13, 2013

This Amendment (this “Amendment”), dated as of December 13, 2013 to the Rights Agreement, dated as of December 17, 2012 (the “Rights Agreement”), is between Xyratex Ltd, a Bermuda company (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, the Rights Agreement, under its current terms, will expire on the close of business on December 17, 2013;

WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 26 thereof;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and the holders of the Rights to amend the Rights Agreement as provided herein; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

1.                                      Amendments.

1.1.                            Section 7.1 of the Rights Agreement is amended to replace the reference to “December 17, 2013” with “December 17, 2014”.

1.2.                            All references to the date of “December 17, 2013” in Exhibit B (the Form of Right Certificate) and Exhibit C (the Summary of Rights to Purchase Preference Shares) to the Rights Agreement shall hereby be changed to “December 17, 2014”.

2.                                      Capitalized Terms.  Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.

3.                                      Effect of Amendment.  Except as expressly amended hereby, the Rights Agreement shall remain in full force and effect in accordance with its terms.

4.                                      Benefits of Amendment.  Nothing in this Amendment shall be construed to give to any Person or corporation other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the Common Shares).

5.                                      Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  The parties hereto further agree to replace such invalid, void or unenforceable provision of this Amendment with a valid, legal and enforceable provision that carries out the parties’ intentions to the greatest lawful extent under this Amendment.

6.                                      Governing Law.  This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

7.                                      Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

8.                                      Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed, as of the day and year first above written.

XYRATEX LTD

By:	/s/ Richard Pearce
Name: Richard Pearce
Title: Chief Financial Officer

COMPUTERSHARE TRUST COMPANY,
N.A., as Rights Agent

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration